Exhibit 99.1

Splunk Appoints Global Finance and Technology Executive Luis Felipe Visoso to
its Board of Directors

Brings Nearly 30 Years of Financial Expertise in U.S., Europe and Latin America Markets

SAN FRANCISCO – April 6, 2022 – Splunk Inc. (NASDAQ: SPLK), the data platform leader for security and observability, today announced that Luis Felipe Visoso has been appointed to the Splunk Board of Directors, effective immediately.

Visoso currently serves as Senior Vice President and CFO of Unity Software Inc., a public technology company providing a software platform for creating and operating interactive, real-time 3D (RT3D) content, a role he has held since April 2021. He brings nearly three decades of public company finance experience, including in senior leadership roles at well-known technology companies such as Palo Alto Networks, Amazon Web Services (AWS) and consumer giant Procter & Gamble. Visoso also brings significant knowledge of international financial markets, having worked in global positions across Latin America, Europe and the United States, and traveled extensively through Asia.

“Luis is an accomplished leader with a proven track record of growing global finance operations at some of the world’s biggest companies, and we’re thrilled to welcome him to the Splunk Board,” said Graham Smith, Interim CEO and Chair of the Splunk Board. “As Splunk continues to scale its business for the long-term, we will benefit from Luis’s deep financial acumen and experience leading some of the most innovative and well known franchises.”

“Splunk is one of the foremost innovators in the business, helping organizations protect and make sense of their data across hybrid, multi-cloud environments. I’m excited to join the Board at this critical juncture as the Company executes against an incredible opportunity in the cloud security space,” said Visoso. “I look forward to working closely with Graham, Gary and the rest of the Board to continue delivering innovation and value for customers and partners and driving meaningful returns for shareholders.”

About Luis Felipe Visoso

Visoso currently serves as Senior Vice President and CFO of Unity Software Inc., the world’s leading platform for creating and operating interactive, real-time 3D (RT3D) content, a role he has held since April 2021. Prior to Unity, he was CFO of Palo Alto Networks, Amazon Web Services (AWS), and Amazon’s Worldwide Consumer division. Before that, he served in a senior finance role at Cisco and spent 23 years in various finance leadership positions at Procter & Gamble. From September 2020 to March 2021, Visoso served on the Unity Board of Directors, including as a member of the Audit Committee. Visoso holds a bachelor’s degree from Tecnológico de Monterrey.

About Splunk Inc.

Splunk Inc. (NASDAQ: SPLK) helps organizations around the world turn data into doing. Splunk technology is designed to investigate, monitor, analyze and act on data at any scale.

Splunk, Splunk>, Data-to-Everything and Turn Data Into Doing are trademarks and registered trademarks of Splunk Inc. in the United States and other countries. All other brand names, product names, or trademarks belong to their respective owners. © 2022 Splunk Inc. All rights reserved.

For more information, please contact:

Media Contact

Mara Mort

Splunk Inc.

press@splunk.com

Investor Contact

Ken Tinsley

Splunk Inc.

ir@splunk.com